Exhibit 10.3
Amendment to Amended and Restated Senior Management Agreement
This Amendment to Amended and Restated Senior Management Agreement (the “Amendment”) is entered into by and between Sotera Health Company, a Delaware corporation (the “Company”), and Michael B. Petras, Jr. (the “Executive”) as of April 30, 2026. Capitalized terms used but not otherwise defined herein are defined in the Original Agreement.
WHEREAS, the Company and Executive are parties to an Amended and Restated Senior Management Agreement dated as of November 10, 2020 (the “Original Agreement”), providing for the terms of Executive’s employment by the Company as its Chief Executive Officer; and
WHEREAS, in connection with Executive’s transition to the role of Executive Chairman, the Company and Executive have agreed to amend the Original Agreement as set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment hereby agree as follows:
Section 1. Amendment to Section 1. The first sentence of Section 1 of the Original Agreement is hereby amended and restated as follows:
“Effective as of May 26, 2026 or such other date as mutually agreed by the parties (the “Effective Date”), the Company agrees to employ Executive as Executive Chairman, and Executive accepts such employment, for the period beginning on the Effective Date and ending upon his Separation pursuant to Section 1(c) hereof (the “Employment Period”).”
Section 2. Amendment to Sections 1(a)(i) and (ii). Sections 1(a)(i) and (ii) of the Original Agreement are hereby amended and restated as follows:
“(i) During the Employment Period, Executive shall serve as Executive Chairman of the Company and shall have the normal duties, responsibilities and authority implied by such position, including, without limitation, supporting the transition of the responsibilities of the Chief Executive Officer role and the Company’s strategic priorities, the responsibilities associated with the Executive Chairman of the Company and such other activities as are reasonably directed by the Board, subject in each case to the power of the Board to expand such duties, responsibilities, positions and authority and to otherwise override actions of officers.
(ii) Executive in his capacity as Executive Chairman shall report to the Board, and Executive shall devote his best efforts and his full business time and attention to the business and affairs of the Company and its Subsidiaries. Executive will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of his duties and responsibilities either directly or indirectly without the prior written consent of the Board.”

Section 3. Amendment to Section 1(b)(i). As of the Effective Date, the defined term “Annual Base Salary” shall be redefined as “$900,000 per annum.”
Section 4. Amendment to Section 1(b)(ii). The second and third sentences of Section 1(b)(ii) of the Original Agreement are hereby amended and restated as follows:
“As of the Effective Date, the target Annual Bonus will be 110% of the Annual Base Salary (the “Annual Bonus Opportunity”). The maximum Annual Bonus will be 220% of the Annual Base Salary.”
Section 5. Amendment to Section 1(b)(iii). Section 1(b)(iii) of the Original Agreement is hereby amended and restated as follows:
“Beginning in 2027, Executive will receive an annual equity award with a target grant date fair value of $5,000,000. The annual grant shall be made when other Company annual grants are made, typically in March of each year. Executive’s equity awards will be subject to and contingent upon his acceptance of, the terms and conditions of the Company Equity Incentive Plan, as well as any applicable grant notices and agreements associated with his awards. Company equity awards granted to Executive following the Effective Date (the “Covered Equity Awards”) shall provide the following terms and conditions: (A) subject to the Executive’s satisfaction of the Release Requirement (as defined below), full vesting upon a termination by the Company without Cause or by Executive with Good Reason; (B) full vesting upon Executive’s Retirement (excluding awards that were granted within six (6) months before such Retirement) or upon Executive’s death or Disability; and (C) full vesting upon a Change in Control (as defined in the Company Equity Incentive Plan) where the acquiror does not assume or substitute the outstanding unvested Covered Equity Awards. The type and vesting schedule of any future equity awards granted to Executive shall be determined by the Board or the Committee in its discretion; provided, however, that the applicable award agreements evidencing such equity awards shall provide time-based vesting protections that are no less favorable to Executive than those set forth in the foregoing clauses (A), (B) and (C) of this Section 1(b)(iii); provided, further, that to the extent any such equity award is subject to any performance or performance-based vesting conditions, as determined in the discretion of the Board or the Committee, if the vesting protections set forth in the foregoing clauses (A), (B) or (C) of this Section 1(b)(iii) are triggered, any performance or performance-based vesting component of such award shall be deemed satisfied at the target level of performance, excluding any units for which the performance condition is a specified increase in share price (including any “share appreciation unit” grants), for which performance shall be determined on the basis of the relative achievement of the applicable performance goals in accordance with the terms of the applicable grant notice and agreement (the “Vesting Protections”). For the avoidance of doubt, no Covered Equity Award that constitutes non-qualified deferred compensation for purposes of Code Section 409A shall vest in accordance with the foregoing clauses (A) or (B) until Executive experiences a termination in his Continuous Service Status (as defined in the Company Equity Incentive Plan) that qualifies as a “separation from service” as defined under Code Section 409A. All Covered Equity Awards that constitute non-qualified deferred compensation for purposes of Code Section 409A will be subject to a six-month settlement delay in accordance with Section 19 of the Company Equity Incentive Plan.”
Section 6. Amendment to Section 3(c). The last sentence of Section 3(c) of the Original Agreement is hereby amended and restated as follows:
“Nothing in this Section 3(c) shall be construed to limit the ability of any Person to disclose information and documents, or give truthful testimony, pursuant to a subpoena, court order or a government investigative matter or to provide, during the Employment Period truthful statements necessary to the performance of Executive’s duties as Executive Chairman, subject to and as provided in Section 2.”
Section 7. Amendment to Good Reason Definition. The definition of “Good Reason” contained in Section 4 of the Original Agreement is hereby amended and restated as follows:
““Good Reason” means without Executive’s prior written consent (i) any material reduction in Executive’s title, status or authority, including the failure to elect Executive to serve as the Executive Chairman of the Board (it being understood that the Board’s election of a Lead Independent Director shall not be grounds for Good Reason, provided that Executive continues to serve as Executive Chairman), (ii) any material reduction of Executive’s responsibilities or assignment of duties inconsistent with the position of Executive Chairman, (iii) any material reduction of (1) Executive’s Annual Base Salary or Annual Bonus Opportunity, (2) Executive’s other compensation or (3) the aggregate value of Executive’s benefits or (iv) failure of the Board or the Committee to provide the Vesting Protections in respect of any Covered Equity Awards; provided that, in order for an event to constitute Good Reason for any purpose hereunder, Executive must, within 30 days after the date Executive learned or could reasonably have been expected to have learned of the occurrence of such event, provide the Board with written notice of his objection to such event, and, even if such notice is timely delivered, such event shall not constitute Good Reason for any purpose hereunder if substantially all detriment otherwise resulting to Executive from such action can be cured by appropriate action which the Company causes to be taken within 30 days following the Board’s receipt of Executive’s written notice (such period, the “Cure Period”); provided, further, in order for an event to constitute Good Reason for any purpose hereunder, Executive must, within 30 days after expiration of the Cure Period, deliver a written notice to the Company of his resignation, which resignation shall be effective on the date immediately following the Company’s receipt of such notice (or on such other day mutually agreed upon by the Company and Executive).”
Section 8. Amendment to Retirement Definition. The definition of “Retirement” contained in Section 4 of the Original Agreement, and in Company equity awards issued in 2024, is hereby amended and restated as follows:
““Retirement” means termination of Participant’s Continuous Service Status (as defined in the Company Equity Incentive Plan) after the date on which the sum of Participant’s age and years of Continuous Service Status with the Company is equal to or greater than 65.”

Section 9. This Amendment shall be deemed to be an amendment of the Original Agreement in accordance with Section 6(k) of the Original Agreement. Except as specifically modified herein, the Original Agreement shall remain in full force and effect.
Section 10. This Amendment may be executed in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.
SOTERA HEALTH COMPANY

By:	/s/ Vincent K. Petrella
Name:	Vincent K. Petrella
Title:	Lead Independent Director

EXECUTIVE

By:	/s/ Michael B. Petras, Jr.
Name:	Michael B. Petras, Jr.

[Signature Page to Amendment]